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                                                 Exhibit 10.17

July 21, 2000

PERSONAL & CONFIDENTIAL


Mr. Scott Brian Clark
29 Herkimer Road
Scarsdale, New York 10583

Dear Scott:

     On behalf of Liquor.com, we are pleased to extend to you the following offer of employment:

     1. POSITION/TITLE - Chief Financial Officer and General Counsel and Member of the Executive Management Group. You will report directly to me as CEO and have senior financial and legal responsibility for the company and have such other duties commensurate with your position as assigned to you by the board of directors. Among other things, you will have senior responsibility for the overall financial and legal management for Liquor.com and be our primary interface with our outside lawyers and accountants. In addition, we expect you to meet with the bankers and investors to advance the company's private offering efforts and to assist in the consummation of our contemplated initial public offering which we expect to file shortly, including participation in "road show" events. You will also have a critical role in business development, focusing on the implementation of partnerships and business alliances within the eCommerce industry and elsewhere.

     2.   COMPENSATION

          - $175,000 per annum, to be increased to $200,000 per annum upon IPO or significant financing event, including "additional compensation" of:

               - $25,000 on the first anniversary of this agreement, to be accelerated to your sixth month anniversary, upon completion of our IPO or a significant financing event.

               - $25,000 upon the public offering of our shares or significant financing event.

               - "additional compensation" after your first year will be determined by the Board of Directors but in an amount of not less than $50,000.



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Mr. Scott Brian Clark
7/27/2000


Page 2

           -     Benefits
                 - Initially, the Company will pay the Cobra premium of your medical and dental family insurance. Thereafter, you shall be entitled to the benefits established by the Company or, if such benefits are not similar to your current indemnity plan coverage, the Company will pay for the cost of a similar indemnity plan or like coverage.
                 - Participation in any additional bonus, stock option and employee benefit plans, including pension and medical to be determined by the executive management group.

     3. OPTIONS - The Company will grant you options to purchase up to 244,337 of common shares at $3.52/share under the Company's 2000 Stock Option Plan which shall vest as follows:

                 -     61,084 to vest upon your starting date;
                 -     91,626 to vest evenly over the first 12 months;
                 -     30,542 to vest evenly over the next 12 months;
                 - 30,542 to vest upon the 2nd year anniversary of your starting date;
                       30,542 to vest upon IPO or significant financing
                       event;
                 --------------------------------------------------------
                 - Any vested options will not expire prior to the second anniversary of your termination or withdrawal. All options become 50% vested upon a change in control of the company. The options will have such other terms as established by the Board of Directors pursuant to the Company's 2000 Option Plan.

     4. LOAN - Liquor.com shall provide you a two year, non-interest bearing loan (or tandem stock appreciation rights) to allow you to immediately exercise vested stock options on a cashless basis. The loan will have such terms as determined by the board of directors.

     5. DURATION AND SEVERANCE Your employment will be at-will. Only the Chief Executive Officer and/or the Board of Directors may terminate you, and any such termination shall require delivery to you of a 90-day advance written notice of such termination. If you are terminated without cause, the Company will pay you a six month severance amount, based upon you per annum rate, within thirty days of your termination

     STARTING DATE - On or about March 27, 2000.


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Mr. Scott Brian Clark
7/27/2000
Page 3

     7. FURTHER MATTERS - Further, Liquor.com agrees to immediately purchase Director and Officer (D&O) liability insurance, sufficient to adequately cover all officers and directors for any potential liabilities. It will be your responsibility to work out a proposal for D&O insurance, for immediate approval of the executive management group.

          Your reasonable out-of-pocket expenses for all travel and subsistence, including all reasonable such expenses incurred in commuting to the main office in Chicago will be reimbursed. As CEO I will review and approve your expense report.

          At your or Liquor.com's request, any issues arising under this agreement shall be settled through appointment of an independent arbitrator/mediator to be selected by the parties. If the parties cannot agree on such arbitrator/mediator, Liquor.com's outside attorney will appoint one. Costs will be split equally between Liquor.com and you. The venue for any arbitrator (or action) arising under this agreement shall be New York.

          Upon any change in control you will have the option to terminate your employment and be entitled to a severance payment equal to one times your annual compensation payable within 30 days of the change in control.

     It is our pleasure to welcome you to Liquor.com. Please indicate your acceptance of the terms of this agreement by signing the enclosed copy and returning it to us.


                                        Very truly yours,

                                        /s/ Barry Grieff

                                        Barry Grieff
                                        Chief Executive Officer


I accept the terms of employment as outlined in this letter

/s/ Scott Brian Clark
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Scott Brian Clark

Date:     7/27/00
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